Exhibit 10.12

HANESBRANDS INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

CERTIFICATE

I hereby certify that the attached document is the official version of the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan adopted by the Board of Directors of the Company by resolution dated July 19, 2006 and subsequently finalized by the duly authorized officers of the Company effective as of July 2, 2006.

Dated this 1st day of September, 2006.

HANESBRANDS INC.

By	/s/ Kevin Oliver
Its	Senior Vice President, Human Resources

HANESBRANDS INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

1. Purpose. The purpose of the Hanesbrands Inc. (“HBI”) Non-Employee Director Deferred Compensation Plan (the “Plan”) is to allow Non-Employee Directors of the Corporation to defer the payment of Annual Retainers and/or Meeting Fees. Notwithstanding any provision of the Plan to the contrary, amounts deferred under the Plan are subject to the provisions of Section 409A of the Internal Revenue Code (the “Code”) and at all times the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

2. Definitions. Where the context of this Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Annual Retainer means the annual cash retainer fee payable by the Corporation to a Non-Employee Director for services as a director of the Corporation, as such amount may be changed from time to time.

(b)	Board means the Board of Directors of the Corporation.

(c)	Change in Control means “Change in Control” as defined under the terms of the Stock Plan.

(d)	Committee means the Compensation and Benefits Committee of the Board.

(e)	Corporation means Hanesbrands Inc., a Maryland corporation, and any successor thereto.

(f)	Deferral means an amount deferred pursuant to a Deferral Election and any automatic deferral of restricted stock units as described in section 5 below .

(g)	Deferral Account means a bookkeeping account in the name of a Non-Employee Director who elects to defer all or a portion of an Annual Retainer or Meeting Fees.

(h)	Deferral Crediting Date means the business day coinciding with or next following the 15th day of each calendar month and the business day coinciding with or next following the last day of each calendar month.

(i)	Deferral Elections means irrevocable elections to defer receipt of Annual Retainer and/or Meeting Fees.

(j)	Fair Market Value means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

(k)	Interest Account means the default alternative from among the two investment alternatives (the other being an Stock Equivalent Account) in which a Non-Employee Director may elect to invest a Deferral or portion thereof as described in sections 6 and 7 below.

(l)	Meeting Fees means the annual fees payable by the Corporation to a Non-Employee Director for services as a member or chair of a Board committee, as such amounts may be changed from time to time.

(m)	Non-Employee Director means a director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation.

(n)	Plan means this Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan.

(o)	Plan Year means the calendar year.

(p)	Stock means a share of the common stock of the Corporation that, by its terms, may be voted on all matters submitted to stockholders of the Corporation generally.

(q)	Stock Equivalent Account means one of two investment alternatives (the other being an Interest Account) in which a Non-Employee Director may elect to invest a Deferral or portion thereof as described in sections 6 and 7 below.

(r)	Stock Plan means the Hanesbrands Inc. Omnibus Incentive Plan of 2006 or any successor thereto that provides for the issuance of Stock to Non-Employee Directors.

(s)	Valuation Date means each June 30 and December 31.

3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan and to designate persons other than members of the Committee to carry out its responsibilities, subject to applicable law and such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee’s best business judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents, as it shall deem necessary or advisable. A majority of the Committee shall constitute a quorum at any meeting of the Committee, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or a meeting of the Committee by a written consent signed by all members of the Committee. No member of the Committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Plan or to any settlement of any dispute between a Non-Employee Director and the Corporation. Any decision or action taken by the Committee or the Board with respect to the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

4. Deferral Elections. Any eligible Non-Employee Director may make irrevocable elections to defer receipt of all or any portion not less than 25 percent of his Annual Retainer and/or Meeting Fees (each such election shall be referred to as a “Deferral Election” and any amount deferred pursuant to such election is referred to as a “Deferral”) for a Plan Year in accordance with the rules set forth below.

(a)	A Non-Employee Director shall be eligible to make a Deferral Election only if he is an active member of the Board, or has been elected to the Board on the date such election is made.

(b)	For a Plan Year, a Non-Employee Director may make no more than one Deferral Election with respect to the Non-Employee Director’s Annual Retainer and/or Meeting Fees.

(c)	All Deferral Elections must be made in writing on such forms as the Committee may prescribe and must be received by the Committee no later than the date specified by the Committee. In no event will the date specified by the Committee with respect to a Deferral Election be later than the end of the Plan Year preceding the Plan Year in which the Annual Retainer or Meeting Fees would otherwise be paid. In the case of the first year in which the Non-Employee Director first becomes eligible to participate, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Non-Employee Director becomes eligible to participate.

(d)	As part of each Deferral Election, the Non-Employee Director must specify the date on which the Deferral will be paid or commence (a “Distribution Date”). The Distribution Dates specified in a Non-Employee Director’s Deferral Elections may, but need not necessarily, be the same for all Deferrals. Except as provided in subsection (f) below, each Distribution Date is irrevocable and shall apply only to that portion of the Non-Employee Director’s Deferral Account which is attributable to the Deferral The Distribution Date for the automatic deferral of restricted stock or restricted stock units, as described below in section 5, shall, at all times be the date which is six months following the termination of the Non-Employee Director’s Board service.

(e)	The Distribution Date selected by a Non-Employee Director as part of a Deferral Election shall not be earlier than the January 1 immediately following the first anniversary of the date on which the Deferral Election is made.

(f)	A Non-Employee Director may make an irrevocable election to extend a Distribution Date (a “Re-Deferral Election”); provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election not later than 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date is not earlier than the fifth anniversary of the prior Distribution Date and provided further that no Re-Deferral Election shall be permitted with respect to the automatic deferral of restricted stock units as described under section 5 below. All Re-Deferral Elections must be made in writing on such forms and pursuant to such rules as the Committee may prescribe.

(g)	As part of each Deferral Election, a Non-Employee Director must elect the form in which the Deferral will be paid beginning on the selected Distribution Date. The Deferral may be paid in a single lump sum or in substantially equal annual installments over a period not exceeding ten years as provided under section 9. Except as provided in section 9, a Non-Employee Director’s election as to the form of payment shall be irrevocable. If the Non-Employee Director elects an installment method of payment the Distribution Date must be in January. If a Non-Employee Director fails to elect a method of payment, such payment shall be payable in a single lump sum.

(h)	As part of each Deferral Election, a Non-Employee Director must elect the investment alternatives that shall apply to the Deferral in accordance with sections 6 and 7 below.

(i)	Deferrals and Deferral Elections shall be irrevocable; provided, that if the Committee determines that a Non-Employee Director has an Unforeseeable Financial Emergency (as defined in section 13), then the Non-Employee Director’s Deferral Elections then in effect shall be revoked with respect to all amounts not previously deferred.

5. Automatic Deferral of Stock Grants. In addition to any elective Deferrals made by a Non-Employee Director as provided under section 4 above, any restricted stock or restricted stock units awarded to a Non-Employee Director that are automatically deferred pursuant to the terms of the award agreement shall be deferred under the Plan and credited to a Non-Employee Director’s Deferral Account as described below.

6. Deferral Accounts. All amounts deferred pursuant to a Non-Employee Director’s Deferral Elections under section 4 above as well as any automatic Deferrals under section 5 above shall be allocated to a bookkeeping account in the name of the Non-Employee Director. Deferrals shall be credited to the Deferral Account as of the Deferral Crediting Date coinciding with or next following the date on which, in the absence of a Deferral Election, the Non-Employee Director would otherwise have received the Deferral. A Non-Employee Director shall be fully vested at all times in the balance of his Deferral Account.

7. Investment Alternatives. A Non-Employee Director must make an investment election at the time of each Deferral Election. The investment election must be made in writing on such forms and pursuant to such rules as the Committee may prescribe, subject to section 7 below, and shall designate the portion of the Deferral which is to be treated as invested in each investment alternative. The two investment alternatives shall be as follows:

(a)	Stock Equivalent Account. Under the Stock Equivalent Account, the value of the Non-Employee Director’s Deferral shall be determined as if the Deferral were invested in Stock as of the Deferral Crediting Date. If payment of Stock is deferred (such as in the case of the automatic deferral of restricted stock and restricted stock unit awards), the number of Stock equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts on each Deferral Crediting Date shall equal the number of shares deferred. If payment of cash is deferred, the number of Stock equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts on each Deferral Crediting Date shall be determined by dividing the Deferral to be “invested” on that date by the Fair Market Value of a Stock on that date. Fractional Stock equivalents will be computed to two decimal places. An amount equal to the number of Stock equivalents multiplied by the dividend paid on a share of Stock on each dividend payment date shall be credited to the Non-Employee Director’s Deferral Account and appropriate subaccount as of the Deferral Crediting Date coincident with or next following the dividend payment date and “invested” in additional Stock equivalents as though such dividend credits were a Deferral. The number of shares of Stock to be paid to a Non-Employee Director on a Distribution Date shall be equal to the number of Stock equivalents accumulated in the Stock Equivalent Account on the Distribution Date divided by the total of the payments to be made.

Corporation may but is not required to match any amounts that a Non-Employee Director elects to invest in the Stock Equivalent Account.

(b)	Interest Account. Under the Interest Account, interest will be credited to the Non-Employee Director’s Deferral Account as of the business day coinciding with or next following each Valuation Date and on the date the final payment of a Deferral is to be made based on the balance in the Non-Employee Director’s Deferral Account deemed invested in the Interest Account on the Valuation Date or such final payment date. The rate of interest to be credited as of a Valuation Date under the Interest Account shall equal the 5-year constant maturity treasury note interest rate as published by the Federal Reserve in effect on the first business date of the calendar year in which the Valuation Date occurs. If installment payments are elected, the amount to be paid to the Non-Employee Director on a Distribution Date shall be determined by dividing the current principal balance by the number of remaining installment payments.

8. Investment Elections and Changes. A Non-Employee Director’s investment elections shall be subject to the following rules:

(a)	With respect to Annual Retainer payments or Meeting Fees that would have been paid in the form of cash, if the Non-Employee Director fails to make an investment election with respect to a Deferral, the Deferral shall be deemed to be invested in the Interest Account.

(b)	All Deferrals of restricted stock and restricted stock unit awards that are deferred automatically as provided in the award agreement as described in section 5 above shall be invested in the Stock Equivalent Account.

(c)	All investments in the Stock Equivalent Account shall be irrevocable.

(d)	A Non-Employee Director may elect to transfer amounts invested in the Interest Account to the Stock Equivalent Account as of any Valuation Date by filing an investment change election with the Committee prior to the Valuation Date the change is to become effective. The amount elected to be transferred to the Stock Equivalent Account shall be treated as invested in Stock equivalents as of the Valuation Date and the number of Stock equivalents to be credited to the Non-Employee Director’s Deferral Account and appropriate subaccounts as of the Valuation Date shall be determined by dividing the amount to be transferred by the Fair Market Value on such Valuation Date.

(e)	Until invested as of the Deferral Crediting Date in either the Interest Account or Share Equivalent Account, a Non-Employee Director’s Deferral shall be credited with interest in such amount as the Committee may determine.

9. Time and Method of Payment. Payment of a Non-Employee Director’s Deferral Account shall be made in a single lump sum or shall commence in installments as elected by the Non-Employee Director in the Deferral Election. A Non-Employee Director may make elect after the original Deferral Election to change the method of payment previously elected by the Non-Employee Director; provided, that such election shall not be effective unless the election to change the method of payment is received by the Committee not later that 12 months prior to the Distribution Date specified in the original Deferral Election. If a Non-Employee Director has elected a single lump sum and later elects installment payments, such election shall constitute a Re-Deferral and will require a new Distribution Date that is not earlier than the fifth anniversary of the previous Distribution Date. If a Non-Employee Director’s Deferral Account is payable in a single lump sum, the payment shall be made as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date. If a Non-Employee Director’s Deferral Account is payable in installment payments, then the Non-Employee Director’s Deferral Account shall be paid in substantially equal annual installments over the period as elected by the Non-Employee Director in the Deferral Election commencing as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date.

10. Payment Upon Death of a Non-Employee Director. In the event a Non-Employee Director dies before all amounts credited to his Deferral Account have been paid, payment of the Non-Employee Director’s Deferral Account shall be made in a single sum payment to the Non-Employee Director’s Beneficiary as soon as practicable but not later than 30 days following the Non-Employee Director’s death.

11. Beneficiary. A Non-Employee Director’s “Beneficiary” shall mean the individual(s) or entity designated by the Non-Employee Director to receive the balance of the Non-Employee Director’s Deferral Account in the event of the Non-Employee Director’s death prior to the payment of his entire Deferral Account. To be effective, any Beneficiary designation shall be filed in writing with the Committee. A Non-Employee Director may revoke an existing Beneficiary designation by filing another written Beneficiary designation with the Committee. The latest Beneficiary designation received by the Committee prior to the Non-Employee Director’s death shall be controlling. If no Beneficiary is named by a Non-Employee Director or if he survives all of his named Beneficiaries, the Deferral Account shall be paid in the following order of precedence:

(a)	the Non-Employee Director’s spouse;

(b)	the Non-Employee Director’s children (including adopted children), per stirpes; or

(c)	the Non-Employee Director’s estate.

12. Form of Payment. The payment of that portion of a Deferral Account deemed to be invested in the Interest Account shall be made in cash. The distribution of that portion of a Deferral Account deemed to be invested in the Stock Equivalent Account shall be distributed under the Stock Plan in whole shares of Stock with fractional shares distributed in cash.

13. Unforeseeable Financial Emergency. If the Committee or its designee determines that a Non-Employee Director has incurred an Unforeseeable Financial Emergency (as defined below), the Non-Employee Director may withdraw in cash and/or Stock the portion of the balance of his Deferral Account needed to satisfy the Unforeseeable Financial Emergency, to the extent that the Unforeseeable Financial Emergency may not be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Non-Employee Director’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. An “Unforeseeable Financial Emergency” is a severe financial hardship to the Non-Employee Director resulting from (i) a sudden and unexpected illness or accident of the Non-Employee Director or of a dependent of the Non-Employee Director; (ii) loss of the Non-Employee Director’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director as determined by the Committee. A withdrawal on account of an Unforeseeable Financial Emergency shall be paid as soon as possible following the date on which the withdrawal is approved.

14. Funding. Payouts under the Plan to any Non-Employee Director shall be paid directly by the Corporation. The Corporation shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. Notwithstanding the foregoing, the Corporation, in the discretion of the Committee, may maintain one or more grantor trusts to hold assets to be used for payment of benefits under the Plan. The assets of any such trust shall remain the assets of the Corporation subject to the claims of its general creditors. Any payments from such a trust of benefits provided to a Non-Employee Director under the Plan shall be considered payment by the Corporation and shall discharge the Corporation of any further liability under the Plan for such payments.

15. Interests Not Transferable. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

16. Forfeitures of Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Account of a Non-Employee Director that are not distributed because of the Committee’s inability, after a reasonable search, to locate a Non-Employee Director or his Beneficiary, as applicable, within a period of two (2) years after the Distribution Date upon which the payment of any benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Corporation under the Plan and the Non-Employee Director or Beneficiary, as applicable, shall have no further right to his Deferral Account.

17. Change in Control. Notwithstanding a Non-Employee Director’s elections under section 4 and 8 above or the other terms of the Plan regarding the form and timing of payment, upon the Non-Employee Director’s termination of service on the Board following Change in Control, the Non-Employee Director’s Deferral Account shall be payable in a single lump sum as soon as administratively practicable but not later than 30 days following the Non-Employee Director’s termination of Board service.

18. Amendment and Termination. The Board may amend the Plan from time to time or terminate the Plan at any time and may unilaterally modify the terms and conditions of an outstanding election under the Plan as necessary, including revoking an election entirely, to reflect changes in applicable law.

19. Adjustment Provisions. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number of Stock equivalents in the Stock Equivalent Account under the Plan shall be equitably adjusted by the Committee.

20. Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of North Carolina, without regard to any state’s conflict of laws principles, shall govern in all matters relating to the Plan. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

21. Effective Date of Plan. This Plan shall be effective as of July 2, 2006, as approved by the Board.